_____________________________________________________________________
                             Press Release
                             For immediate release

_____________________________________________________________________
Invesco Ltd. Announces July 31, 2012
Assets Under Management

Invesco Relations Contact: Jordan Krugman         404-439-4605
Media Relations Contact: Doug Kidd                    404-439-3070

Atlanta, August 9, 2012 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $659.5 billion, an increase of 2.0% month over month. The increase was due to positive market returns, total net inflows, and foreign exchange.  For the month, FX increased AUM by $0.5 billion.  During the month, the company had long-term net inflows across both active and passive AUM, with the majority in active AUM.  Preliminary total average assets for the quarter through July 31 were $654.8 billion, and preliminary average active assets for the quarter through July 31 were $545.2 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
July 31, 2012(a)	$659.5	$288.6	$159.7	$53.4	$71.8(b)	$86.0
June 30, 2012	$646.6	$283.8	$155.6	$51.5	$71.0	$84.7
May 31, 2012	$632.1	$273.7	$153.7	$49.4	$71.3	$84.0
April 30, 2012	$668.4	$299.8	$155.5	$51.4	$74.0	$87.7
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
July 31, 2012(a)	$548.3	$232.8	$124.3	$53.4	$71.8(b)	$66.0
June 30, 2012	$539.0	$229.2	$121.7	$51.5	$71.0	$65.6
May 31, 2012	$528.6	$222.7	$119.9	$49.4	$71.3	$65.3
April 30, 2012	$559.1	$244.2	$122.7	$51.4	$74.0	$66.8
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
July 31, 2012(a)	$111.2	$55.8	$35.4	$0.0	$0.0	$20.0
June 30, 2012	$107.6	$54.6	$33.9	$0.0	$0.0	$19.1
May 31, 2012	$103.5	$51.0	$33.8	$0.0	$0.0	$18.7
April 30, 2012	$109.3	$55.6	$32.8	$0.0	$0.0	$20.9

         (a)   Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $67.6 billion in institutional money market AUM and $4.2 billion in retail money market AUM
(c) Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

About Invesco Ltd.

Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

###